UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2020

DASAN ZHONE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1350 South Loop Road, Suite 130

Alameda, California 94502

(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DZSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 18, 2020, Dasan Zhone Solutions, Inc. (the “Company”) and Philip John Yim, Chief Operating Officer of the Company, entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Yim will continue his employment as the Chief Operating Officer of the Company.

The Employment Agreement provides that Mr. Yim’s employment is at-will. During the term of his employment, Mr. Yim will serve in the above-mentioned capacity reporting to the Chief Executive Officer, with such duties and responsibilities as are commensurate with the position.

Mr. Yim’s annual base salary will be $300,000, to be reviewed on an annual basis by the Board of Directors (the “Board”) or its Compensation Committee. Mr. Yim will be eligible to participate in a performance-based annual bonus program approved by the Board, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Yim’s initial target quarterly bonus is $22,500. For a period of up to one year, Mr. Yim will be eligible for reimbursement for certain relocation expenses incurred in connection with his relocation to the Plano, Texas area in connection with the Company’s planned relocation of its headquarters. This may include up to six months of temporary housing and automobile allowance beginning on the commencement of Mr. Yim’s relocation.  Mr. Yim is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.

Under the Employment Agreement, Mr. Yim will receive certain compensation in the event that he resigns for Good Reason or his employment is terminated by the Company for any reason other than by reason of death, Disability or Cause (each, a “Qualifying Termination”). In the event Mr. Yim’s employment is terminated by reason of a Qualifying Termination, Mr. Yim will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid and (ii) a lump-sum payment equal to the sum of (x) the greater of (A) six months’ of Mr. Yim’s salary as in effect immediately prior to the date of termination or (B) $150,000 plus (y) Mr. Yim’s bonus for the quarter in which the termination occurs based on actual Company performance. Additionally, if Mr. Yim elects COBRA continuation coverage of medical and/or dental benefits, he would receive payments for six (6) months of the employee election of the COBRA premiums for such medical and/or dental continuation coverage.

For purposes of the Employment Agreement, “cause” is generally defined to include: (i) Mr. Yim’s willful or continued failure to substantially perform his duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Chief Executive Officer or the Board consistent with the terms of his Employment Agreement, which failure continues for 15 days following Mr. Yim’s receipt of written notice, (ii) Mr. Yim’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against the Company, (iii) Mr. Yim’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (iv) Mr. Yim’s willful and material breach of his Employment Agreement, which breach remains uncured for 15 days following his receipt of written notice. For purposes of the Employment Agreement, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (i) a material diminution in Mr. Yim’s base compensation, (ii) a material diminution in Mr. Yim’s authority, duties or responsibilities, (iii) a material change in the geographic location at which Mr. Yim must perform his duties (other than in connection with the Company’s planned relocation to Texas), or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under the Employment Agreement.

The foregoing description of the Employment Agreement is a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Employment Agreement itself, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference. Capitalized terms used but not defined in this Current Report on Form 8-K shall have the meanings ascribed to such terms in the Employment Agreement attached hereto as Exhibit 10.1.

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Item 9.01Financial Statements and Exhibits.

(d)Exhibits

The following exhibits are filed with this report:

Exhibit Number Description

10.1	Employment Agreement, dated as of June 18, 2020, by and between Dasan Zhone Solutions, Inc. and Philip John Yim.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2020	DASAN Zhone Solutions, Inc.

	By:	/s/ Thomas J. Cancro
Thomas J. Cancro
Chief Financial Officer and Corporate Treasurer

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